Exhibit 23.4

                                December 27, 2001



Capitol Bancorp Limited
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933

     RE:  SUN COMMUNITY BANCORP LIMITED

Ladies and Gentlemen:

     Friedman, Billings, Ramsey & Co., Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Sun Community Bancorp Limited and to the reference to this firm in the proxy statement/prospectus as financial advisor to Sun Community Bancorp Limited and under the caption "Opinion of Financial Advisor".

                                      Very truly yours,

                                      /s/ Friedman, Billings, Ramsey & Co., Inc.